LETTER OF INTENT

THIS BINDING LETTER OF INTENT (the “LOI”), is made this 6th day of June 2006, by GFR PHARMACEUTICALS INC. (“GFRP”), a Nevada corporation, Richard Pierce (“Pierce”), the president and majority shareholder of GFRP, New Century Scientific Investment Ltd . (“New Century”), a corporation formed according to the laws of P. R. China, and the majority shareholder of New Century (referred to collectively as the "New Century Shareholders"). This LOI sets forth the terms and conditions upon which the parties will enter into binding agreements.

TERMS

1.  A deposit of $50,000 shall be made by New Century into the escrow account of Pierce’s lawyer at the same day when signing this LOI. A additional payment of $450,000 should be paid into the escrow account of Greentree Financial Group, Inc. by New Century at the Closing, which is expected to be no later than June 20, 2006 (the "Closing"). All currency amounts stated in the LOI are in U.S. dollars. Any escrow account shall be separate and individual from the other escrow and any money in escrow account shall not mingle with any other money.

2.  GFRP and New Century shall respectively have 10 days from the date the LOI is signed for due diligence on counterpart. GFRP will provide New Century with a copy of all corporate books, records and documents for review, as part of New Century's due diligence. This will specifically include, but not by way of limitation, the Articles, Bylaws and the original Minute Books and a current shareholder list for the Company. If GFRP or New Century is not satisfied with its due diligence review, this LOI, and all its terms and conditions will become null and void and the deposit of $50,000 will be returned to New Century. There is one exception to this cancellation clause: If New Century’s GAAP audited assets are adjusted to less than $4 million before Closing, Pierce shall have the option to cancel this LOI and keep the $50,000 deposit as liquidated damages.

3.  In the event that GFRP is not free from material liabilities by Closing, all deposits and payments as well as any interests incurred hereafter made by New Century should be refunded (GFRP should provide a comfort letter signed by independent attorney that no legal claims or threatened litigation exist in GFRP)

4.  GFRP’s board of directors will appoint the nominee of New Century to the board of directors of GFRP to fill the vacancy created by the resignation of one of the current board members of GFRP.

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5.  GFRP and Pierce confirm that GFRP currently has 1,079,940 outstanding shares of common stock in total, and promises that no new shares of GFRP have been or will be issued to other parties except New Century, unless this LOI is cancelled. GFRP will issue 40,000,000 new shares to New Century in connection with the acquisition of a 90+% interest in New Century in accordance with the terms and conditions of a Plan of Exchange to be prepared by New Century and approved by GFRP (the “Plan of Exchange”).

6. GFRP and Pierce also confirm that the Board of Directors has authorized and GFRP has established the 2000 Incentive and Non-qualified Stock Option Plan. Under the plan GFRP is authorized to issue up to 100,000 shares of GFRP's common stock with such exercise price and vesting periods as the board of directors deems to be in the best interest of GFRP. As of May 31, 2006, no options have been granted. In addition, no options will be issued prior to the Closing. Further, GFRP and Pierce represent there are no warrants outstanding.

7. Pursuant to Clause 5, the issuance will give New Century’s majority shareholders' a 'controlling interest' in GFRP representing approximately 95% of the then issued and outstanding shares. New Century's majority shareholders will maintain GFRP's active trading status on the NASD’s Over-the-Counter Bulletin Board quotation market.

8. Pierce shall be responsible to procure GFRP to restructure the equity of GFRP to guarantee that New Century will have approximately 95% shares of GFRP on and after the Closing.

9. GFRP shall take all steps in connection with this LOI and the issuance of shares thereunder which are necessary to effect and validly complete the transaction contemplated in this LOI and / or Plan of Exchange and to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as well as the rules and regulations promulgated pursuant thereto, including but not limiting to the preparation and filing of the necessary United States Securities and Exchange Commission filings, any required Form 8-K, all appropriate shareholder notifications and change of actual control in connection with the merger and acquisition contemplated in this LOI and / or Plan of Exchange. GFRP will pay all filing and compliance costs for fulfilling the obligation and / or duties herein before the Closing. New Century shall bear fees for its financial audits. New Century shall also prepare the Plan of Exchange for this transaction.

10. If holders of GFRP stock are entitled to dissenter’s rights in connection with any action of GFRP required to be completed prior to the Closing under General Corporation Law of the State of Nevada, and such dissenting shareholders exercise their right of dissent, GFRP shall satisfy and pay such obligation to the dissenting shareholder immediately prior to, as an express condition to, the Closing.

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11. GFRP shall eliminate all known liability of GFRP as of the Closing. This shall include, but is not limited to, any accounts payable, bank overdraft, bank line, shareholder loans or accrued expenses, as well as any liabilities shown on its last quarterly report filed with the United States Securities and Exchange Commission prior to the Closing. Pierce shall indemnify New Century concerning any liabilities of GFRP existing prior to the Closing, including those not booked in the accounting records of GFRP, which may arise following the acquisition for a period of three years after the Closing.

12. In conjunction with this LOI, New Century, GFRP and Pierce or its nominee and/or third parties shall enter into three separate agreements. In the first agreement, New Century shall acquire 200,000 common shares from Pierce for $325,000. Additionally, $175,000 shall be used to settle liabilities and transaction expenses. Pierce will retain 370,000 shares of GFRP as an investment, of which 170,000 shall be locked up for three months after the Closing and 200,000 shall be locked up for twelve months after Closing. As consideration for Pierce agreeing to the terms of this purchase and sale of shares, GFRP agrees, for a period of eighteen months, not to rollback, consolidate, or merge its shares in any way that would effectively reduce the shareholdings of Pierce.

13. In conjunction with and in the second agreement, separate from the share purchase agreement for 200,000 shares, Pierce or his nominee will acquire a 100% interest in GFRP’s three wholly-owned subsidiaries for $1.00 in hand, GFR Pharma, Inc., GFR Health, Inc. and Nutritionals Direct, Inc(“three subsidiaries”).

14. In the third separate agreement, GFRP will also assign to Pierce or his nominee the debt owed to GFRP by the three subsidiaries. The Board of Directors will approve after appropriate review (with Pierce abstaining) the settlement of debt with GFR Pharma Ltd. and will approve the acceptance of shares of the capital stock of GFR Pharma Ltd., as full payment of said GFR Pharma Ltd. debt.

15. GFRP’s board of directors will approve the terms of the vend out of its three subsidiaries to a purchaser, to be determined by Pierce and mutually agreed by New Century. It is agreed that a vend out of three subsidiaries and issuance of share of 95% of GFRP to New Century ‘s shareholder or its nominees are conditions precedent for releasing any money in escrow account of Pierce lawyer and Greentree Financial Group, Inc.

16. The three separate agreements will be prepared by Greentree Financial Group, Inc, and the first draft will be delivered to the parties for review and comment by no later than June 15, 2006, and approved and signed by the applicable parties by no later than June 20, 2006 (the “Closing”).

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17. At Closing, New Century will represent and warrant that there has been no material changes in New Century’s financial position as set out in the due diligence information and documents provided to GFRP except for the change of controlling shareholder in compliance with the requirements of merger and acquisition set up in regulation and rules and law in P. R. China.

18. GFRP and Pierce shall use their best efforts to complete an offering of up to $2 million for New Century within a reasonable time after the Closing.

19. On or immediately after the Closing, Pierce shall hand in Greentree Financial Group, Inc the signed letter regarding his resignation to the positions of director and officer of GFRP.

20. Pierce shall retain the right to future use of the name GFR Pharmaceuticals Inc. if and only if the new management of GFRP changes the corporate name.

21. All transactions shall be approved by the board of directors of both GFRP and New Century. The Plan of Exchange shall be approved and signed by all parties by no later than June 20, 2006 unless extended in writing by both parties and subject to GFRP and New Century's respective satisfaction with its due diligence. Subject to the condition and terms in this LOI and Plan of Exchange, final closing, including the filing of the Plan of Exchange, the acquisition of 90+% of New Century by issuance of 40,000,000 shares of GFRP to New Century, vending out of the three subsidiaries to Pierce or his nominee, and the assignment of the debt to Pierce or his nominee shall occur within 60 days from the signing of the Plan of Exchange. If the transactions set forth in this LOI are not completed due to default of New Century, this LOI and all its terms and conditions will become null and void and the non-refundable deposit of $50,000 will be released to Pierce.

22. Controlling law -this LOI shall be construed under the laws of Nevada.

23. This LOI has not binding force to all parties unless both parties otherwise have consensus.

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IN WITNESS WHEREOF, the parties have executed this LOI on the date first above written.

GFR Pharmaceuticals Inc. (“GFRP”)

 /s/ Richard Pierce
Richard Pierce
President, C.E.O., Director

Richard Pierce (Individual)

 /s/ Richard Pierce
Richard Pierce
Majority Shareholder

New Century Scientific Investment Ltd. (“New Century ”)

 /s/ Wang, Li An
Wang, Li An
President

Guo, Li An (individual)

 /s/ Guo, Li An
Guo, Li An
Majority Shareholder

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